Exhibit 3.17

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 06/18/2001
010292310 – 3403537

CERTIFICATE OF INCORPORATION

OF

DS HOLDINGS, INC.

1. The name of the corporation is DS Holdings, Inc.

2. The address, including street, number, city and county of the registered office of the corporation in the State of Delaware is 15 E. North Street, City of Dover, County of Kent, Delaware, 19901.

3. The name of the registered agent of the corporation in the State of Delaware at such address is PARACORP INCORPORATED.

4. The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

5. This Corporation is authorized to issue two classes of shares of stock to be designated as “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which this Corporation is authorized to issue is 30,000,000 (Thirty Million) shares, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is 3,000,000 (Three Million) shares, par value $0.001.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a “Preferred Stock Designation”) and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent in the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the share constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

6. The name and mailing address of the incorporator is as follows:

Brian A. Lebrecht, Esq.

The Lebrecht Group, APLC

23342 Avenida Empresa, Suite 230

Rancho Santa Margarita, CA 92688

7. The incorporator shall have the powers afforded the same under Title 8, Section 107, of the General Corporation Law of the State of Delaware.

8. The corporation shall have a perpetual existence.

9. The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

10. The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section.

11. From time to time, any of the provisions of this Certificate of Incorporation may be amended, altered, or repealed and other provisions, authorized by the laws of the State of Delaware at the time enforced, may be added or inserted in a manner and at the time prescribed by said laws.

12. The Board of Directors of the corporation is expressly authorized to make, alter or repeal bylaws of the corporation.

13. Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide. Meetings of the Board of Directors may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept, subject to any provisions contained in any laws of the State of Delaware, at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the corporation.

THE UNDERSIGNED, being the incorporator herein before named, for the purpose of forming a corporation pursuant to Chapter 1 of Title 8 of the Delaware Code, make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true.

/s/ Brian A. Lebrecht
Dated: June 18, 2001	Brian A. Lebrecht, Incorporator

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 06/27/2001
010310534 – 3403537

CERTIFICATE OF DESIGNATION

OF THE RIGHTS, PREFERENCES, PRIVILEGES

AND RESTRICTIONS, WHICH HAVE NOT BEEN SET

FORTH IN THE CERTIFICATE OF INCORPORATION

OR IN ANY AMENDMENT THERETO,

OF THE

SERIES A CONVERTIBLE PREFERRED STOCK

OF

DS HOLDINGS, INC.

(Pursuant to Section 151 of the General Corporation

Law of Delaware)

The undersigned, Daniel B. Guinn, does hereby certify that:

(a) He is the duly elected and acting President of DS Holdings, Inc., a Delaware corporation (the “Company”).

(b) Pursuant to the Unanimous Written Consent of the Board of Directors of the Company dated June 19, 2001, the Board of Directors duly adopted the following resolutions:

WHEREAS, the Certificate of Incorporation of the Company authorizes a class of stock designated as Preferred Stock, with a par value of $0.001 per share (the “Preferred Class”), comprising three million (3,000,000) shares and provides that the Board of Directors of the Company may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class;

WHEREAS, as of the date of this Certificate of Designation, no shares of the Preferred Class have been issued;

WHEREAS, the Board of Directors believes it in the best interests of the Company to create a series of preferred stock consisting of 70,000 shares and designated as the “Series A Convertible Preferred Stock” having certain rights, preferences, privileges, restrictions and other matters relating to the Series A Convertible Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating do the Series A Convertible Preferred Stock as follows:

1. Definitions. For purposes of this Certificate of Designation, the following definitions shall apply:

1.1 “Board” shall mean the Board of Directors of the Company.

1.2 “Company” shall mean DS Holdings, Inc., a Delaware corporation.

1.3 “Common Stock” shall mean the Common Stock, $0,001 par value per share, of the Company.

1.4 “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.5 “Distribution” shall mean the transfer of cash or property by the Company to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Company’s stock).

1.6 “Original Issue Date” shall mean the date on which the first share of Series A Convertible Preferred Stock is issued by the Company.

1.7 “Original Issue Price” shall mean $5.00 per share for the Series A Convertible Preferred Stock.

1.8 “Series A Convertible Preferred Stock” shall mean the Series A Convertible Preferred Stock, $0.001 par value per share, of the Company.

1.9 “Subsidiary” shall mean any corporation or limited liability company of which at least fifty percent (50%) of the outstanding voting stock or membership interests, as the case may be, is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations:

2. Dividend Rights.

2.1 Cash Dividends. In each calendar quarter, the holders of the then outstanding Series A Convertible Preferred Stock shall be entitled to receive, not later than thirty (30) days following the end of the previous applicable quarter, out of any funds and assets of the Company legally available therefor, noncumulative dividends in an amount equal to ten percent (10%) per annum. No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series A Convertible Preferred Stock simultaneously. No cash dividend shall accrue or be payable to the holders of Series A Convertible Preferred Stock during the first two (2) full quarters following the Original Issue Date.

2.2 Participation Rights. The holders of shares of Series A Convertible Preferred Stock shall be entitled to receive, not later than ninety (90) days following the end of the Company’s fiscal year end, out of any funds at the time legally available therefor, dividends equal to (i) the number of shares of Series A Convertible Preferred Stock then issued and outstanding divided by 70,000, multiplied by (ii) ten percent (10%) of the Company’s net income after interest but before taxes (“Net Income”), as determined by Generally Accepted Accounting Principles (GAAP) (the “Profits Dividend”), with a maximum annual Profits Dividend of $0.50 per share of Series A Convertible Preferred Stock.

3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company; whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s shareholders (the “Available funds and Assets”) shall be distributed to shareholders in the following manner:

3.1 Series A Convertible Preferred Stock. The holders of each share of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, arid prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or subsequent series of preferred stock, an amount per share equal to the Original Issue Price of the Series A Convertible Preferred Stock plus all declared but unpaid dividends on the Series A Convertible Preferred Stock. If upon any liquidation, dissolution or winding up of the Company, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Convertible Preferred Stock of their full preferential amount as described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Convertible Preferred Stock pro rata, according to the number of outstanding shares of Series A Convertible Preferred Stock held by each holder thereof.

3.2 Participation Rights. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Convertible Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and Preferred Stock pro rata according to the number and preferences of the shares of Common Stock and Preferred Stock (as converted to Common Stock) held by such holders.

3.3 Merger or Sale of Assets. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3, and the Series A Convertible Preferred Stock shall be entitled only to (i) the right provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the General Corporation Law of the State of Delaware and (iii) the rights contained in other Sections hereof.

3.4 Non-Cash Consideration. If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to shareholders in a liquidation, dissolution or winding up of the Company shall be valued as follows:

(a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(i)	if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and,

(ii)	if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the distribution; and

(iii)	if there is no active public market, then the value shall be the fair market value thereof, as determined mutually in good faith by (i) the Board of Directors of the Company and (ii) the holders of the Series A Convertible Preferred Stock acting as a group. In the event the Company and the holders cannot mutually agree upon a value, then the value shall be determined by a mutually acceptable third party licensed business valuation expert paid for equally by both parties.

(b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof.

4. Conversion Rights.

(a) Conversion of Preferred Stock. Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof at any time after the Redemption Period, into that number of fully paid and nonassessable shares of Common Stock of the corporation described in section 4(b) below. Each share of Series A Convertible Preferred Stock shall automatically be converted into that number of fully paid and nonassessable shares of Common Stock of the corporation described in section 4(b) below immediately upon the receipt by the Company of confirmation from a recognized national exchange (including the over the counter bulletin board) that the Company’s Common Stock has been assigned a trading symbol and is cleared for public trading.

(b) Determination of Number of Shares of Common Stock Upon Conversion. The number of shares of Common Stock into which each share of Series A Convertible Preferred Stock may be converted shall be determined by dividing the Original Issue Price by the Conversion Price (determined as hereinafter provided) in effect at the time of conversion.

(c) Determination of Initial Conversion Price. The conversion price per share (the “Conversion Price”) at which shares of Common Stock shall initially be issuable upon conversion of the Series A Convertible Preferred Stock shall be, subject to adjustment as set forth in section 5 hereof, twenty percent (20%) of the fair market value of each share of the Company’s fully-diluted Common Stock, determined in accordance with Section 3.4(a) and (b) hereof, Notwithstanding the foregoing, in no event shall the holders be entitled to receive common stock which entitles them to more than forty percent (40%) of the fully-diluted shares of Common Stock issued and outstanding after giving effect to the shares of Common Stock issued as part of this conversion, and holder’s rights to any shares not issued as a result of this limitation shall be permanently waived.

(Example 1. If the Company’s valuation is determined to be $15,000,000, and there are 3,000,000 shares of common stock outstanding, the per-share value of the Company is $5.00 ($15,000,000 divided by 3,000,000 equals $5.00). Twenty percent of the per-share value is $1.00, which is the Conversion Price. The Original Issue Price is $5.00, divided by the Conversion Price of $1.00 results in the issuance of 5 shares of common stock for every share of Series A Convertible Preferred Stock converted. If the holder converts all 70,000 shares of Series A Convertible Preferred Stock, he or she will receive 350,000 shares of common stock, which, when valued at $5.00 per share, equals $1,750,000 worth of common stock).

(Example 2. It the Company’s valuation is determined to be $2,000,000, and there are 3,000,000 shares of common stock outstanding, the per-share value of the Company is $0.667 ($2,000,000 divided by 3,000,000 equals $0.667), Twenty percent of the per-share value is $0,133, which is the Conversion Price, The Original Issue Price is $5.00, divided by the Conversion Price of $0.133 results in the issuance of 37.59 shares of common stock for every share of Series A Convertible Preferred Stock converted. If the holder converts all 70,000 shares of Series A Convertible Preferred Stock, he or she would be entitled to receive approximately 2,631,580 shares of carnelian stock. However, because the issuance of 2,631,580 shares would result in the holder owning more than 40% of the outstanding common stock of the Company, the holder would only be entitled to 2,000,000 shares of common stock, and would be deemed to have waived his interest in the other 631,580 shares.)

(d) Procedures for Exercise of Conversion Rights. The holders of any shares of Series A Convertible Preferred Stock may exercise their conversion rights as to all such shares or any part thereof by delivering to the corporation during regular business hours, at the office of any transfer agent of the corporation for the Series A Convertible Preferred Stock, or at the principal office of the corporation or at such other place as may be designated by the corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the corporation (if required by the corporation), accompanied by written notice stating that the holder elects to convert such shares (except that no such written notice of election to the corporation shall be necessary in the event of an automatic conversion pursuant to section 4(a)). Conversion shall be deemed to have been effected on the date when such delivery is made (except that in the event of an automatic conversion pursuant to section 4(a) above, such conversion shall be deemed to have been made immediately prior to the date that the Company’s Common Stock is cleared for public trading), and such date is referred to herein as the “Conversion Date.- As promptly as practicable after the Conversion Date, the corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in section 4(e) below. The holder shall be deemed to have become a shareholder of record on the Conversion Date, and the applicable Conversion Price shall be the Conversion Price in effect on the Conversion Date. Upon conversion of only a portion of the number of shares of Series A Convertible Preferred Stock represented by a certificate surrendered for conversion, the corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the corporation, a new certificate covering the number of shares of Series A Convertible Preferred Stock representing the unconverted portion of the certificate so surrendered.

(e) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Convertible Preferred Stock. If more than one share of Series A Convertible Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Convertible Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Convertible Preferred Stock, the corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the corporation’s Board of Directors.

(f) Payment of Taxes for Conversions. The corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion pursuant hereto of Series A Convertible Preferred Stock. The corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the corporation the amount of any such tax, or has established, to the satisfaction of the corporation, that such tax has been paid.

(g) Reservation of Common Stock. The corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of all series of preferred stock from time to time outstanding.

(h) Registration or Listing of Shares of Common Stock. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Convertible Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

(i) Status of Common Stock Issued Upon Conversion. All shares of Common Stock which may be issued upon conversion of the shares of Series A. Convertible Preferred Stock will upon issuance by the corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

(j) Status of Converted Preferred Stock. In case any shares of Series A Convertible Preferred Stock shall be converted pursuant to this section 4, the shares so converted shall be canceled and shall not be issuable by the corporation.

5. Adjustment of Conversion Price.

(a) General Provisions. In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the corporation with or into another person (other than a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the corporation as an entirety to any other person, the shares of Series A Convertible Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition it had converted its shares of Series A Convertible Preferred Stock into Common Stock. The provisions of this section 5(a) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

(b) No Impairment. The corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Convertible Preferred Stock against impairment. This provision shall not restrict the corporation from amending its Articles of Incorporation in accordance with the General Corporation Law of the State of Delaware and the terms hereof.

6. Redemption. The Series A Convertible Preferred Stock shall be redeemable on the following terms:

(a) At any time after the date which is five (5) years from the Original Issue Date, the holders of the Series A Convertible Preferred Stock may redeem any or all of their shares for a value equal to the Original Issue Price, plus any accrued but unpaid dividends or participation rights as set forth in Section 2.

(b) To redeem their shares, the holders shall follow substantially the provisions of Section 4(d). Upon receiving a notice of redemption, the Company shall have thirty (30) days to deliver the redemption price to the holder.

7. Call Provisions. The Series A Convertible Preferred Stock may be called by the Company on the following terms:

(a) At any time after the Original Issue Date, up to an including the date which is five (5) years from the Original Issuance Date, the Company may call any or all of the Series A Convertible Preferred Stock by providing ten (10) days written notice to the holders whose shares shall be called. The price to be paid by the Company shall be equal to one hundred fifteen percent (115%) of the Original Issue Price. Any accrued but unpaid dividends or participation rights as set forth in Section 2 must also be paid by the Company at the seine time as the call price.

8. Events of Default. In the event of the following events of default, holders shall be entitled to the additional compensation as set forth below:

(a) If the Company fails to pay any cash dividend or participation right within the time frame set forth in Section 2, after being given written notice of default by the holders and a minimum thirty (30) day period (in addition to the applicable time frame in Section 2) to remedy the default after the receipt of a notice of default, then upon Redemption of the shares by the holder in accordance with Section 6, the redemption price shall be calculated by increasing the Original Issue Price by two and one-half percent (2.5%), non cumulative, for each default, up to a maximum of four (4) separate increases totaling a maximum of ten percent (10%).

(b) If the Company fails to pay any cash dividend or participation right within one hundred eighty (180) days of the due date as set forth in Section 2, after being given written notice of default by the holders and a minimum thirty (30) day period (in addition to the applicable time frame in Section 2), in addition to the remedy set forth in Section 8(a) hereof, the Company shall (a) grant to the holders warrants to acquire that number of shares of Common Stock equal to ten percent (10%) of the fully-diluted shares after giving effect to the issuance of shares of Common Stock pursuant to the exercise of the warrants. The warrants shall have an exercise price equal to $0.01 per share, shall be exercisable for a period of the lesser of (i) seventy two (72) months following the Original Issue Date or (ii) twelve (12) months following the redemption of the Series A Convertible Stock by the Company, and shall contain piggyback registration rights; and (b) grant to the holders the right to elect four out of seven members of the Company’s Board of Directors, to serve until the redemption or call of the Series A Convertible Preferred Stock as set forth in Sections 6 or 7, or until the Company has made all dividend and participation rights payments as set forth in Section 2 for two (2) consecutive quarters.

9. Registration Rights. If the Company at any time proposes to register any of its securities under the Securities Act of 1933, including under an SB-2 Registration Statement or otherwise, it will each such time give written notice to all holders of its intention so to do. Upon the written request of a holder or holders of any such shares given within 30 days after receipt of any such notice, the Company will use its best efforts to cause the shares underlying the Conversion or the Series A Convertible Preferred Stock, to be registered with the securities which the Company at the time propose to register, all to the extent requisite to permit the sale or other disposition by the prospective Sellers of the Shares so registered; provided, however, that the Company may, as a condition precedent to its effective such registration, require each prospective seller to agree with the Company and the managing underwriter or underwriters of the offering to be made by the Company in connection with such registration that such seller will not sell any securities of the same class or convertible into the same class as those registered by the Company (including any class into which the securities registered by the Company are convertible) for such reasonable period after such registration becomes effective (not exceeding 90 days) as shall then be specified in writing by such underwriter or underwriters if in the opinion of such underwriter or underwriters the Company’s offering would be materially adversely affected in the absence of such an agreement. An expenses incurred by the Company in complying with this section, including without limitation all registration and filing fees, listing fees, printing expenses, fees and disbursements of all independent accountants, or counsel for the Company and the expense of any special audits incident to or required by any such registration and the expenses of complying with the securities or blue sky laws of any jurisdiction shall be paid by the Company. Notwithstanding the foregoing, sellers shall pay all underwriting discounts or commissions with respect to shares sold by the sellers.

10. Notices. Any notices required by the provisions of this Certificate of Designation to be given to the holders of shares of Series A Convertible Redeemable Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

11. Voting Provisions. The shares of Series A Convertible Preferred Stock shall not have any voting rights.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series A Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto this 19th day of June, 2001.

By:	/s/ Daniel Guinn
Daniel B. Guinn, President

By:	/s/ Adrian Hex
Adrian Hex, Secretary

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 06/27/2001
010310537 – 3403537

CERTIFICATE OF DESIGNATION

OF THE RIGHTS, PREFERENCES, PRIVILEGES

AND RESTRICTIONS, WHICH HAVE NOT BEEN SET

FORTH IN THE CERTIFICATE OF INCORPORATION

OR IN ANY AMENDMENT THERETO,

OF THE

SERIES B CONVERTIBLE PREFERRED STOCK

OF

DS HOLDINGS, INC.

(Pursuant to Section 151 of the General Corporation

Law of Delaware)

The undersigned, Daniel B. Guinn, does hereby certify that:

A. He is the duly elected and acting President of DS Holdings, Inc., a Delaware corporation (the “Company”).

B. Pursuant to the Unanimous Written Consent of the Board of Directors of the Company dated June 19, 2001, the Board of Directors duly adopted the following resolutions:

WHEREAS, the Certificate of Incorporation of the Company authorizes a class of stock designated as Preferred Stock, with a par value of $0.001 per share (the “Preferred Class”), comprising three million (3,000,000) shares and provides that the Board of Directors of the Company may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class;

WHEREAS, as of the date of this Certificate of Designation, the Company has authorized and issued a total of 70,000 shares of stock from the Preferred Class, all of which are designated as Series A Convertible Preferred Stock;

WHEREAS, the Board of Directors believes it in the best interests of the Company to create a series of preferred stock consisting of 47,000 shares and designated as the “Series B Convertible Preferred Stock” having certain rights, preferences, privileges, restrictions and other matters relating to the Series B Convertible Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating do the Series B Convertible Preferred Stock as follows:

1. Definitions. For purposes of this Certificate of Designation, the following definitions shall apply:

1.1 “Board” shall mean the Board of Directors of the Company.

1.2 “Company” shall mean DS Holdings, Inc., a Delaware corporation.

1.3 “Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

1.4 “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.5 “Distribution” shall mean the transfer of cash or property by the Company to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Company’s stock).

1.6 “Original Issue Date” shall mean the date on which the first share of Series B Convertible Preferred Stock is issued by the Company.

1.7 “Original Issue Price” shall mean $5.00 per share for the Series B Convertible Preferred Stock.

1.8 “Series B Convertible Preferred Stock” shall mean the Series B Convertible Preferred Stock, $0.001 par value per share, of the Company.

1.9 “Subsidiary” shall mean any corporation or limited liability company of which at least fifty percent (50%) of the outstanding voting stock or membership interests, as the case may be, is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations:

2. Dividend Rights.

2.1 In each calendar year, the holders of the then outstanding Series B Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company Legally available therefor, noncumulative dividends in an amount equal to any dividends or other Distribution on the Common Stock in such calendar year (other than a Common Stock Dividend); provided however, no dividend shall be declared or paid when there is outstanding indebtedness of the Company or any accrued interest remains outstanding on such indebtedness unless the holder of such debt waives this condition. No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series B Convertible Preferred Stock simultaneously. Dividends on the Series B Convertible Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series B Convertible Preferred Stock by reason of the fact that the Company shall fail to declare or pay dividends on the Series B Convertible Preferred Stock, except for such rights or interest that may arise as a result of the Company paying a dividend or making a Distribution on the Common Stock in violation of the terms of this Section 2.

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2.2 Participation Rights. Dividends shall be declared pro rata on the Common Stock and the Series B Convertible Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series B Preferred Stock is to be treated for this purpose as holding the number of shares of Common Stock to which the holders thereof would be entitled if they converted their shares of Series B Convertible Preferred Stock at the time of such dividend in accordance with Section 4 hereof.

2.3 Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash (other than a Common Stock Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company; whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s shareholders (the “Available Funds and Assets”) shall be distributed to shareholders in the following manner:

3.1 Series B Convertible Preferred Stock. The holders of each share of Series B Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or subsequent series of preferred stock (the Company currently has outstanding a Series A Convertible Preferred Stock with liquidation rights that come before the Series B Convertible Preferred Stock), an amount per share equal to the Original Issue Price of the Series B Convertible Preferred Stock plus all declared but unpaid dividends on the Series B Convertible Preferred Stock. If upon any liquidation, dissolution or winding up of the Company, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series B Convertible Preferred Stock of their full preferential amount as described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series B Convertible Preferred Stock pro rata, according to the number of outstanding shares of Series B Convertible Preferred Stock held by each holder thereof.

3.2 Participation Rights. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series B Convertible Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and Preferred Stock pro rata according to the number and preferences of the shares of Common Stock and Preferred Stock (as converted to Common Stock) held by such holders.

3.3 Merger or Sale of Assets. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3, and the Series B Convertible Preferred Stock shall be entitled only to (i) the right provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the General Corporation Law of the State of Delaware and (iii) the rights contained in other Sections hereof.

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3.4 Non-Cash Consideration. If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to shareholders in a liquidation, dissolution or winding up of the Company shall be valued as follows:

(a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(i)	if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and,

(i)	if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the distribution; and

(ii)	if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company.

(b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

4. Conversion Rights.

(a) Conversion of Preferred Stock. Each share of Series B Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the issuance of such share into that number of fully paid and nonassessable shares of Common Stock of the corporation described equal to one one-hundred-thousandth (1/100,000) of the outstanding shares of Common Stock of the Company then outstanding, after giving consideration to the shares issued as a result of the conversion and any other shares issued simultaneously or within sixty (60) days (looking forward and backward) of the date of conversion. Each share of Series B Convertible Preferred Stock shall automatically be converted into that number of fully paid and nonassessable shares of Common Stock of the corporation described herein immediately upon the receipt by the Company of confirmation from a recognized national exchange (including the over the counter bulletin board) that the Company’s Common Stock has been assigned a trading symbol and is cleared for public trading.

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(b) Procedures for Exercise of Conversion Rights. The holders of any shares of Series B Convertible Preferred Stock may exercise their conversion rights as to all such shares or any part thereof by delivering to the corporation during regular business hours, at the office of any transfer agent of the corporation for the Series B Convertible Preferred Stock, or at the principal office of the corporation or at such other place as may be designated by the corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the corporation (if required by the corporation), accompanied by written notice stating that the holder elects to convert such shares (except that no such written notice of election to the corporation shall be necessary in the event of an automatic conversion pursuant to section 4(a)). Conversion shall be deemed to have been effected on the date when such delivery is made (except that in the event of an automatic conversion pursuant to section 4(a) above, such conversion shall be deemed to have been made immediately prior to the date that the Company’s Common Stock is cleared for public trading), and such date is referred to herein as the “Conversion Date.” As promptly as practicable after the Conversion Date, the corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in section 4(c) below. The holder shall be deemed to have become a shareholder of record on the Conversion Date. Upon conversion of only a portion of the number of shares of Series B Convertible Preferred Stock represented by a certificate surrendered for conversion, the corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the corporation, a new certificate covering the number of shares of Series B Convertible Preferred Stock representing the unconverted portion of the certificate so surrendered.

(c) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Convertible Preferred Stock. If more than one share of Series B Convertible Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Convertible Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series B. Convertible Preferred Stock, the corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the corporation’s Board of Directors.

(d) Payment of Taxes for Conversions. The corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion pursuant hereto of Series B Convertible Preferred Stock. The corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a. name other than that in which the shares of Series B Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the corporation the amount of any such tax, or has established, to the satisfaction of the corporation, that such tax has been paid.

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(e) Reservation of Common Stock. The corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of all series of preferred stock from time to time outstanding.

(f) Registration or Listing of Shares of Common Stock. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series B Convertible Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

(g) Status of Common Stock Issued Upon Conversion. All shares of Common Stock which may be issued upon conversion of the shares of Series B Convertible Preferred Stock will upon issuance by the corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

(h) Status of Converted Preferred Stock. In case any shares of Series B Convertible Preferred Stock shall be converted pursuant to this section 4, the shares so converted shall be canceled and shall not be issuable by the corporation.

5. Adjustment of Conversion Price.

(a) General Provisions. In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the corporation with or into another person (other than a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the corporation as an entirety to any other person, the shares of Series B Convertible Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition it had converted its shares of Series B Convertible Preferred Stock into Common Stock. The provisions of this section 5(a) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

(b) No Impairment. The corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the

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observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Convertible Preferred Stock against impairment. This provision shall not restrict the corporation from amending its Articles of Incorporation in accordance with the General Corporation Law of the State of Delaware and the terms hereof.

6. Redemption. The Series B Convertible Preferred Stock shall not be redeemable.

7. Registration Rights. If the Company at any time proposes to register any of its securities under the Securities Act of 1933, including under an SB-2 Registration Statement or otherwise, it will each such time give written notice to all holders of its intention so to do. Upon the written request of a holder or holders of any such shares given within 30 days after receipt of any such notice, the Company will use its best efforts to cause the shares underlying the Conversion of the Series B Convertible Preferred Stock, to be registered with the securities which the Company at the time propose to register, all to the extent requisite to permit the sale or other disposition by the prospective Sellers of the Shares so registered; provided, however, that the Company may, as a condition precedent to its effective such registration, require each prospective seller to agree with the Company and the managing underwriter or underwriters of the offering to be made by the Company in connection with such registration that such seller will not sell any securities of the same class or convertible into the same class as those registered by the Company (including any class into which the securities registered by the Company are convertible) for such reasonable period after such registration becomes effective (not exceeding 90 days) as shall then be specified in writing by such underwriter or underwriters if in the opinion of such underwriter or underwriters the Company’s offering would be materially adversely affected in the absence of such an agreement. All expenses incurred by the Company in complying with this section, including without limitation all registration and filing fees, listing fees, printing expenses, fees and disbursements of all independent accountants, or counsel for the Company and the expense of any special audits incident to or required by any such registration and the expenses of complying with the securities or blue sky laws of any jurisdiction shall be paid by the Company. Notwithstanding the foregoing, sellers shall pay all underwriting discounts or commissions with respect to shares sold by the sellers.

8. Notices. Any notices required by the provisions of this Certificate of Designation to be given to the holders of shares of Series B Convertible Redeemable Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

9. Voting Provisions. Each share of Series B Convertible Preferred Stock shall be entitled to the number of votes to which the holders thereof would be entitled if they converted their shares of Series B Convertible Preferred Stock at the time of voting in accordance with Section 4 hereof.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series B Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto this 19th day of June, 2001.

By:	/s/ Daniel Guinn
Daniel B. Guinn, President

By:	/s/ Adrian Hex
Adrian Hex, Secretary

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State of Delaware
Secretary of State
Division of Corporations
Delivered 06:15 PM 05/19/2006
FILED 06:15 PM 05/19/2006
SRV 060481718 - 3403537

STATE OF DELAWARE

CERTIFICATE

FOR RENEWAL AND REVIVAL OF CHARTER

DS HOLDINGS, INC., a corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

1.	The name of the corporation is DS HOLDINGS, INC.

2.	Its registered office in the State of Delaware is located at 3500 South Dupont Highway, City of Dover, Zip Code 19901, County of Kent. The name of its registered agent at that address is Paracorp Incorporated.

3.	The date of filing of the original Certificate of Incorporation was June 18, 2001.

4.	The date when restoration, renewal, and revival of the charter of this company is to commence is the 28th day of February 2006, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

5.	This corporation was duly organized and carried on the business authorized by its charter until the 1st day of March A.D. 2006, at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters, the undersigned has hereunto set their hand to this certificate the 17th day of May 2006.

By:	/s/ Richard Wolpow
Name:	Richard Wolpow
Title:	President

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:43 AM 09/08/2006
FILED 08:30 AM 09/08/2006
SRV 0604316433 - 403537 FILE

DS HOLDINGS, INC.

CERTIFICATE OF DESIGNATIONS OF SERIES C CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

DS HOLDINGS, INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

That pursuant to authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation, at a meeting duly called and held on September 8, 2006, adopted a resolution providing for the creation of a series of the Corporation’s Preferred Stock, $.001 par value, which series is designated as “Series C Convertible Preferred Stock,” which resolution is as follows:

RESOLVED, that pursuant to authority vested in the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors does hereby provide for the creation of a series of Preferred Stock, $.001 par value (hereinafter called the “Series C Convertible Preferred Stock”), of the Corporation, and to the extent that the voting powers and the designations, preferences and relative, participating, optional or other special rights thereof and the qualifications, limitations or restrictions of such rights have not been set forth in the Certificate of incorporation of the Corporation, does hereby fix the same as follows:

SERIES C CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. As used herein, the following terms shall have the following meanings:

“Board of Directors” or “Board” means the Board of Directors of the Corporation.

“Board Resolution” means a copy of a resolution certified by the Secretary of the Corporation to have been duly adopted by the Board of Directors, or duly authorized committee thereof (to the extent permitted by applicable law), and to be in full force and effect on the date of such certification, and delivered to the Holders.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Common Stock” includes the Common Stock, $.001 par value, of the Corporation as authorized on the date hereof.

“Conversion Date” means the date on which a notice of conversion is given by a Holder, whether by mail, courier, personal service, telephone line facsimile transmission or other means, as provided in Section 9(a).

“Conversion Price” means $2.04; provided, however, that the Conversion Price shall be subject to adjustment as provided in Section 6(d).

“Holder” means at any time with respect to any share of Series C Convertible Preferred Stock the Person shown as the bolder of record of such share of Series C Convertible Preferred Stock on the records of the Corporation4 relating to the Series C Convertible Preferred Stock which records are maintained in accordance with applicable law.

“Issuance Date” means the first date of original issuance of any shares of Series C Convertible Preferred Stock.

“Junior Dividend Stock” means, collectively, the Common Stock and any other class or series of capital stock of the Corporation ranking junior as to dividends to the Series C Convertible Preferred Stock.

“Junior Liquidation Stock” means the Common Stock or any other class or series of the Corporation’s capital stock ranking junior as to liquidation rights to the Series C Convertible Preferred Stock.

“Liquidation Preference” means, for each share of Series C Convertible Preferred Stock, $1,000.00.

“Majority Holders” means at any time the holders of shares of Series C Convertible Preferred Stock which shares constitute a majority of the outstanding shares of Series C Convertible Preferred Stock.

“Mandatory Conversion Date” shall mean September 8, 2010.

“1933 Act” means the Securities Act of 1933, as amended.

“Parity Dividend Stock” means any class or series of the Corporation’s capital stock ranking, as to dividends, on a parity with the Series C Convertible Preferred Stock.

“Parity Liquidation Stock” means any class or series of the Corporation’s capital stock having parity as to liquidation rights with the Series C Convertible Preferred Stock.

“Person” means any natural person, partnership, corporation, limited liability company, trust, incorporated organization, unincorporated association, joint stock company or association or similar entity or any government, governmental agency or political subdivision.

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Securities Purchase Agreement” means the Securities Purchase Agreement by and between the Corporation, the original holders of shares of Series C Convertible Preferred Stock and certain other persons pursuant to which the shares of Series C Convertible Preferred Stock were issued.

“Senior Dividend Stock” means any class or series of capital stock of the Corporation ranking senior as to dividends to the Series C Convertible Preferred Stock.

“Senior Liquidation Stock” means any Glass or series of capital stock of the Corporation ranking senior as to liquidation rights to the Series C Convertible Preferred Stock.

“Series C Convertible Preferred Stock” means the Series C Convertible Preferred Stock, $.001 par value, of the Corporation.

“Series D Senior Preferred Stock” means the Series D Senior Preferred Stock, $.001 par value of the Company.

“Subsidiary” means any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Corporation.

Section 2. Designation and Amount. The shares of such series shall be designated as “Series C Convertible Preferred Stock”, and the number of shares constituting the Series C Convertible Preferred Stock shall be 4,000, and shall not be subject to increase except with the consent of the Majority Holders. The Corporation shall not issue any shares of Series C Convertible Preferred Stock other than pursuant to the Securities Purchase Agreement. Any shares of Series C Convertible Preferred Stock which are converted in accordance with Section 6 shall be restored to the status of authorized, unissued and undesignated shares of the Corporation’s class of Preferred Stock and shall not be subject to issuance, and may not thereafter be outstanding, as shares of Series C Convertible Preferred Stock.

Section 3. Rank. Subject to Section 5(b), all Series C Convertible Preferred Stock shall rank (1) junior to the Series D Senior Preferred Stock, now or hereafter issued, as to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, (ii) senior to the Common Stock, now or hereafter issued, as to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary and (iii) senior to any additional class of preferred stock (or series of preferred stock of such class) which the Board of Directors or the stockholders may from time to time authorize.

Section 4. Dividends and Distributions. Except as provided in Section 6, the Holders of shares of Series C Convertible Preferred Stock shall not be entitled to receive payment of dividends on shares thereof regardless of whether the Corporation shall declare, set aside or pay any dividends or other distributions on its Common Stock or any other class or series of preferred stock which the Board of Directors or the stockholders may from time to time authorize. Notwithstanding the foregoing, in the event that cash dividends are paid on the Common Stock of the Corporation, then the holders of Series C Convertible Preferred Stock shall be entitled to dividends with respect to the shares of Common Stock underlying the Series C Convertible Preferred Stock in an amount equal to the number of such shares multiplied by the cash dividend paid per share by the Corporation.

Section 5. Voting Rights. The holders of Series C Convertible Preferred Stock shall be entitled to that number of votes equivalent to the number of shares of Common Stock into which each share of Series C Convertible Preferred Stock is then convertible, as determined in accordance with Section 6(a). The holders of shares of Series C Convertible Preferred Stock shall have the following voting rights:

(a) General Voting Rights. The holders of shares of Series C Convertible Preferred Stock shall have general voting rights and shall vote together as one class with the holders of the Common Stock of the Corporation on all matters submitted to a vote of stockholders of the Corporation.

(b) Certificate of Incorporation; Certain Stock. The affirmative vote or consent of the Majority Holders, voting separately as a class, will be required for (1) any amendment, alteration, or repeal, whether by merger or consolidation or otherwise, of the Corporation’s Certificate of Incorporation, or the Certificate of Designation relating to the Series C Preferred Stock, if the amendment, alteration, or repeal materially and adversely affects the powers, preferences, or special rights of the Series C Convertible Preferred Stock or (2) the creation and issuance of any Senior Dividend Stock, Senior Liquidation Stock, Parity Dividend Stock or Parity Liquidation Stock.

Section 6. Conversion.

(a) Conversion at Option of Holder. The holders of the Series C Convertible Preferred Stock may at any time on or after the Issuance Date convert at any time all or from time to time any part of their shares of Series C Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock and such other securities and property as herein provided. Each share of Series C Convertible Preferred Stock may be converted at the office of the Corporation or at such other additional office or offices, if any, as the Board of Directors may designate, into such number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the whole share) determined by dividing the Liquidation Preference by the Conversion Price on such Conversion Date.

(b) Exercise of Conversion Privilege; Issuance of Common Stock on Conversion; No Adjustment for Interest. (1) (1) In order to exercise the conversion privilege with respect to the Series C Convertible Preferred Stock, a Holder shall give written notice to the Corporation. Such notice shall set forth the total number of shares of Series C Preferred Stock the Holder desires to convert.

(2) As promptly as practicable, but in no event later than ten (10) Business Days after such notice is given, the Corporation shall issue and shall deliver to the Holder giving such notice or such Holder’s designee the number of full shares of Common Stock issuable upon such conversion of shares of Series C Convertible Preferred Stock in accordance with the provisions of this Section 6 and deliver a check or cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion, as provided in Section 6(b)(6).

(3) Each conversion of shares of Series C Convertible Preferred Stock shall be deemed to have been effected on the applicable Conversion Date, and the person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on such Conversion Date the holder of record of the shares represented thereby; provided, however, that if a Conversion Date is a date on which the stock transfer books of the Corporation shall be closed such conversion shall constitute the person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open.

(4) The Corporation shall notify a Holder of any claim by the Corporation of manifest error in a conversion notice within five (5) Business Days after such Holder gives such conversion notice and no such claim of error shall limit or delay performance of the Corporation’s obligation to issue upon such conversion the number of shares of Common Stock which are not in dispute. A conversion notice shall be deemed for all purposes to be in proper form unless the Corporation notifies the Holder who gives a conversion notice by telephone line facsimile transmission within five (5) Business Days after such conversion notice has been given (which notice from the Corporation shall specify all defects in the conversion notice) and any conversion notice containing any such defect shall nonetheless he effective on the date given if such Holder promptly undertakes to correct all such defects. The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock or other securities or property on conversion of shares of Series C Convertible Preferred Stock in a name other than that of such Holder, and the Corporation shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The converting Holder shall be responsible for the amount of any withholding tax payable in connection with any conversion of shares of Series C Convertible Preferred Stock.

(5) (A) If a Holder shall have given a notice of conversion in accordance with the terms of this Certificate of Designations, the Corporation’s obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of any action or inaction by such Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Corporation to any Fielder, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other person of any obligation to the Corporation or any violation or alleged violation of law by any Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with such conversion; provided, however, that nothing herein shall limit or prejudice the right of the Corporation to pursue any such claim in any other manner permitted by applicable law.

(B) If the Corporation fails to issue and deliver the shares of Common Stock to a converting Holder in connection with a particular conversion of shares of Series C Convertible Preferred Stock within ten (10) Business Days after such Holder gives the conversion notice for such conversion, in addition to any other liabilities the Corporation may have hereunder and under applicable law (i) the Corporation shall pay or reimburse such Holder on demand for all out-of-pocket expenses, including, without limitation, reasonable fees and expenses of legal counsel, incurred by the Holder as a result of such failure, (ii) if as a result of such failure such Holder shall suffer any direct damages or liabilities from such failure, then the Corporation shall upon demand of such Holder pay to the Holder an amount equal to the actual direct, out-of-pocket damages and liabilities suffered by such Holder by reason thereof which such Holder documents to the reasonable satisfaction of the Corporation, and (iii) the Holder may by written notice (which may be given by mail, courier, personal service or telephone line facsimile transmission) or oral notice (promptly confirmed in writing), given at any time prior to delivery to such Holder of the shares of Common Stock issuable in connection with such exercise of the Holder’s conversion right, rescind such exercise and the conversion notice relating thereto, in which case such Holder shall thereafter be entitled to convert, in accordance with this Section 6 that portion of such shares of Series C Convertible Preferred Stock as to which such exercise is so rescinded.

(6) No fractional shares of Common Stock shall be issued upon conversion of any shares of Series C Convertible Preferred Stock but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of such conversion, the Corporation shall pay lawful money of the United States of America for such fractional share, based on a value of one share of Common Stock being equal to the Conversion Price.

(c) Mandatory Conversion. On the Mandatory Conversion Date, all outstanding shares of the Series C Convertible Preferred Stock shall be automatically converted in accordance with the provisions of Section 6(a), with any resulting fractional shares of Common Stock to be settled in accordance with Section 6(b)(6).

From and after the Mandatory Conversion Date, all rights of the Holders of Series C Convertible Preferred Stock shall cease (except the right to receive the Common Stock issuable upon conversion, and such shares of Series C Convertible Preferred Stock shall no longer be deemed to be outstanding.

(d) Adjustment of Conversion Price. The Conversion Price shall be adjusted from time to time by the Corporation as follows:

(1) In case the Corporation shall on or after the Issuance Date pay a dividend or make a distribution to all holders of the outstanding Common Stock in shares of Common Stock, the Conversion Price in effect at the opening of business on the date following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the Record Date fixed for such determination (excluding any dividend or distribution shares) and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following such Record Date. If any dividend or distribution of the type described in this Section 6(d)(1) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

(2) In case the Corporation shall on or after the Issuance Date issue rights or warrants (other than any rights or warrants referred to in Section 6(d)(4)) to all holders of its outstanding shares of Common Stock entitling them (for a period expiring within 45 days after the date fixed for the determination of stockholders entitled to receive such rights or warrants) to subscribe for or purchase shares of Common Stock at a price per share less than the Conversion Price on the Record Date fixed for the determination of stockholders entitled to receive such rights or warrants, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the applicable Record Date plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Conversion Price, and the denominator shall be the number of shares of Common Stock outstanding on the close of business on such Record Date plus the total number of additional shares of Common Stock so offered for subscription or purchase. Such adjustment shall become effective immediately after the opening of business on the day following the Record Date fixed for determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered, In the event that such rights or warrants are not so issued, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such Record Date had not been fixed. In determining whether any rights or warrants entitle the holder to subscribe for or purchase shares of Common Stock at less than such Conversion Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(3) In case the outstanding shares of Common Stock shall on or after the Issuance Date be subdivided into a greater number of shares of Common Stock, the Conversion Price shall be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately.

(4) In case the Corporation shall on or after the Issuance Date, by dividend or otherwise, distribute to all holders of its Common Stock shares of any class of capital stock of the Corporation (other than any dividends or distributions to which Section 6(d)(1) applies) or evidences of its indebtedness, cash or other assets (including securities, but excluding any rights or warrants referred to in Section 6(d)(2) and excluding any capital stock, evidences of indebtedness, cash or assets distributed upon a merger or consolidation to which Section 6(e) applies) (the foregoing hereinafter in this Section 6(d)(4) called the “Securities”)), then, in each such case, the Conversion Price shall be reduced by an amount equal to the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) on such date of the portion of the Securities so distributed applicable to one share of Common Stock, such reduction to become effective immediately prior to the opening of business on the day following such Record Date; provided, however, that in the event the then fair market value (as so determined) of the portion of the Securities so distributed applicable to one share of Common Stock is equal to or greater than the Conversion Price, in lieu of the foregoing adjustment, adequate provision shall be made so that the Holder shall have the right to receive upon conversion of shares of Series C Convertible Preferred Stock the amount of Securities such Holder would have received had such Holder converted such Holder’s shares of Series C Convertible Preferred Stock immediately prior to such Record Date. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

(5) The Corporation may make such reductions in the Conversion Price, in addition to those required by Sections 6(d)(l), (2), (3), or (4) as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

(6) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this Section 6(d)(6) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6 shall be made by the Corporation and shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be. No adjustment need be made for a change in the par value of the Common Stock or from par value to no par value or from no par value to par value.

(7) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly, but in no event later than five days thereafter, give notice to the Holders setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(8) In any case in which this Section 6(d) provides that an adjustment shall become effective immediately after a Record Date for an event, the Corporation may defer until the occurrence of such event (i) issuing to the Holders in connection with any conversion of shares of Series C Convertible Preferred Stock after such Record Date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment.

(9) For purposes of this Section 6(d), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation other than dividends or distributions payable only in shares of Common Stock.

(e) Effect of Reclassification, Consolidation, Merger or Sale. (1) If any of the following events occur, namely (A) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (B) any consolidation, merger or combination of the Corporation with another corporation or other entity as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or (C) any sale or conveyance of the properties and assets of the Corporation as, or substantially as, an entirety to any other corporation or other entity as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then the Corporation or the successor or purchasing corporation or other entity, as the case may be, shall prior to such transaction:

(i) amend its certificate of incorporation or comparable instrument to provide that the shares of Series C Convertible Preferred Stock shall be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance by the holder of a number of shares of Common Stock issuable upon conversion of shares of Series C Convertible Preferred Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance assuming such holder of Common Stock did not exercise such holder’s rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or conveyance (provided that, if the kind or amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or conveyance is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purposes of this Section 6(e) the kind and amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or conveyance for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares); and

(ii) in the case of any such successor or purchasing Person, such Person shall execute with each Holder a written agreement providing that upon such consolidation, merger, combination, sale or conveyance such successor or purchasing Person shall be jointly and severally liable with the Corporation for the performance of all of the Corporation’s obligations under this Certificate of Designations.

Such amendment shall provide for, among other things, adjustments in the conversion rights of the Holders which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. If, in the case of any such reclassification, change, consolidation, merger, combination, sale or conveyance, the stock or other securities and assets receivable thereupon by a holder of shares of Common Stock includes shares of stock or other securities and assets of a corporation or other entity other than the successor or purchasing corporation or other entity, as the case may be, in such reclassification, change, consolidation, merger, combination, sale or conveyance, then such other corporation or other entity shall also so amend its certificate of incorporation or comparable instrument and enter into such written agreement with each Holder. The certificate(s) of incorporation or comparable instruments so amended and such written agreement(s) of each such corporation or other entity shall also contain such additional provisions to protect the interests of the Holders as the Board of Directors shall reasonably consider necessary by reason of the foregoing.

(2) The provisions of this Section 6(e) shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances.

(3) If this Section 6(e) applies to any event or occurrence, Section 6(d) shall not apply.

(f) Reservation of Shares; Shares to Be Fully Paid; Listing of Common Stock.

(1) The Corporation shall reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of Common Stock or shares of Common Stock held in treasury, solely for issuance upon conversion of the Series C Convertible Preferred Stock, sufficient shares to provide for the conversion of the Series C Convertible Preferred Stock from time to time as shares of Series C Convertible Preferred Stock are converted.

(2) Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value, if any, of the shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock, the Corporation shall take all corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue shares of such Common Stock at such adjusted Conversion Price.

(3) The Corporation covenants that all shares of Common Stock issued upon conversion of the Series C Convertible Preferred Stock will be fully paid and non-assessable by the Corporation and free from all taxes, liens and charges with respect to the issue thereof.

(4) The Corporation covenants that if any shares of Common Stock to be provided for the purpose of conversion of the Series C Convertible Preferred Stock require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be.

(g) Notice to Holders Prior to Certain Actions. In case on or after the Issuance Date:

(1) the Corporation shall declare a dividend (or any other distribution) on the Common Stock (other than in cash out of retained earnings); or

(2) the Corporation shall authorize the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any share of any class or any other rights or warrants; or

(3) the Board of Directors shall authorize any reclassification of the Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or any consolidation or merger or other business combination transaction to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation; or

(4) there shall be pending the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

the Corporation shall give the holders of record of the Series C Convertible Preferred Stock, as promptly as possible but in any event at least ten Business Days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, other business combination transaction, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record who shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, other business combination transaction, sale, transfer, dissolution, liquidation or winding-up shall be determined. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up. In the case of any such action of which the Corporation gives such notice to the holders of record of the Series C Convertible Preferred Stock or is required to give such notice to such holders, such holders shall be entitled to give a conversion notice which is contingent on the completion of such action.

Section 7. Liquidation Preference. In the event of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of Series C Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, an amount per share of Series C Convertible Preferred Stock equal to the Liquidation Preference, and no more, before any payment shall be made or any assets distributed to the holders of Junior Liquidation Stock; provided, however, that such rights shall accrue to the holders of Series C Convertible Preferred Stock only in the event that the Corporation’s payments with respect to the liquidation preference of the holders of Senior Liquidation Stock are fully met. After the liquidation preferences of the Senior Liquidation Stock are fully met, the entire assets of the Corporation available for distribution shall be distributed ratably among the holders of the Series C Convertible Preferred Stock and any Parity Liquidation Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation price of the shares of the Series C Convertible Preferred Stock and the Parity

Parity Liquidation Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation’s assets for cash, securities, or other property in and of itself will be considered a liquidation, dissolution or winding up of the Corporation.

Section 8. Outstanding Shares. For purposes of this Certificate of Designations, all authorized and issued shares of Series C Convertible Preferred Stock shall be deemed outstanding except (i) from the applicable Conversion Date, each share of Series C Convertible Preferred Stock converted into Common Stock, unless the Corporation shall default in its obligation to issue and deliver shares of Common Stock upon such conversion as and when required by Section 6; and (ii) from the applicable Mandatory Conversion Date, all shares of Series C Convertible Preferred Stock which are converted.

Section 9. Miscellaneous.

(a) Notices. Any notices required or permitted to be given under the terms of this Certificate of Designations shall be in writing and shall be delivered personally (which shall include telephone line Facsimile transmission) or by courier and shall be deemed given upon receipt, if delivered personally or by courier (a) in the case of the Corporation, addressed to the Corporation at 3000 West Warner Avenue, Santa Ana, CA 92744, Attention: Chief Executive Officer (telephone line facsimile transmission number (714) 437-0336, or (b) in the case of any holder of shares of Series C Convertible Preferred Stock, at web holder’s address or telephone line facsimile’ transmission number shown on the stock hooks maintained by the Corporation with respect to the Series C Convertible Preferred Stock or such other address as the Corporation shall have provided by notice to the holders of shares of Series C Convertible Preferred. Stock in accordance with this Section or any holder of shares of Series C Convertible Preferred Stock shall have provided to the Corporation in accordance with this Section.

(b) Replacement of Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the ownership of and the loss, theft, destruction or mutilation of any certificate for shares of Series C Convertible Preferred Stock and (1) in the case of loss, theft or destruction, of indemnity from the record holder of the certificate for such shares of Series C Convertible Preferred Stock reasonably satisfactory in form to the Corporation (and without the requirement to post any bond or other security if such holder has and agrees to maintain reasonably sufficient assets to support the indemnity) or (2) in the case of mutilation, upon surrender and cancellation of the certificate for such shares of Series C Convertible Preferred Stock, the Corporation will execute and deliver to such holder a new certificate for such shares of Series C Convertible Preferred Stock without charge to such holder.

[Signature Page Follows]

IN WITNESS WHEREOF, DS Holdings, Inc. has caused this Certificate of Designations to be signed by Daniel B. Guinn, its President and Adrian Hex, its Secretary, as of the 8th day of September, 2006.

DS HOLDINGS, INC.

By:	/s/Daniel B. Guinn
Name:	Daniel B. Guinn
Title:	President

By:	/s/Adrian Hex
Name:	Adrian Hex
Title:	Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:43 AM 09/08/2006
FILED 08:43 AM 09/08/2006
SRV 060431645 - 3403537 FILE

DS HOLDINGS, INC.

CERTIFICATE OF DESIGNATIONS OF SERIES D SENIOR PREFERRED STOCK

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

DS Holdings, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

That pursuant to authority vested in the Board of Directors of the Corporation by the Certificate of incorporation of the Corporation, the Board of Directors of the Corporation, at a meeting duly called and held on September 8, 2006, adopted a resolution providing for the creation of a series of the Corporation’s Preferred Stock, $.001 par value, which series is designated as “Series El Senior Preferred Stock,” which resolution is as follows:

RESOLVED, that pursuant to authority vested in the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors does hereby provide for the creation of a series of Preferred Stock, $.001 par value (hereinafter called the “Series D Senior Preferred Stock”), of the Corporation, and to the extent that the voting powers and the designations, preferences and relative, participating, optional or other special rights thereof and the qualifications, limitations or restrictions of such rights have not been set forth in the Certificate of Incorporation of the Corporation, does hereby fix the same as follows:

SERIES D SENIOR PREFERRED STOCK

Section 1. Definitions. As used herein, the following terms shall have the following meanings:

“Board of Directors” or “Board” means the Board of Directors of the Corporation.

“Board Resolution” means a copy of a resolution certified by the Secretary of the Corporation to have been duly adopted by the Board of Directors, or duly authorized committee thereof (to the extent permitted by applicable law), and to be in full force and effect on the date of such certification, and delivered to the Holders.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Common Stock” includes the Common Stock, $.001 par value, of the Corporation as authorized on the date hereof.

“Fundamental Change” means

(a) Any consolidation or merger of the Corporation or any Subsidiary with or into another entity (other than a merger or consolidation of a Subsidiary into the Corporation or a wholly-owned Subsidiary) where the stockholders of the Corporation immediately prior to such transaction do not collectively own at least 51% of the outstanding voting securities of the surviving corporation of such consolidation or merger immediately following such transaction; or the sale of all or substantially all of the assets of the Corporation and the Subsidiaries in a single transaction or a series of related transactions; or

(b) The acquisition after the Issuance Date by a Person or group of Persons acting in concert as a partnership, limited partnership, syndicate or group, of beneficial ownership of securities of the Corporation representing 50% or more of the combined voting power of the outstanding voting securities of the Corporation ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors.

“Holder” means at any time with respect to any share of Series D Senior Preferred Stock the Person shown as the holder of record of such share of Series D Senior Preferred Stock on the records of the Corporation relating to the Series D Senior Preferred Stock which records are maintained in accordance with applicable law.

“Issuance Date” means the first date of original issuance of any shares of Series D Senior Preferred Stock.

“Junior Liquidation Stock” means the Common Stock or any other class or series of the Corporation’s capital stock ranking junior as to liquidation rights to the Series D Senior Preferred Stock.

“Liquidation Preference” means, for each share of Series D Senior Preferred Stock, $1,000.00.

“Majority Holders” means at any time the holders of shares of Series D Senior Preferred Stock which shares constitute a majority of the outstanding shares of Series D Senior Preferred Stock.

“Optional Redemption Event” means any one of the following events:

(1) The occurrence of one or more equity or debt financings which provide for the redemption of 100% of the outstanding shares of Series D Senior Preferred Stock;

(2) Any Fundamental Change;

(3) The Corporation or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or shall admit in writing its inability generally to pay its debts as they become due; or

(4) An involuntary case or other proceeding shall be commenced against the Corporation or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty consecutive days.

“Parity Liquidation Stock” means any class or series of the Corporation’s capital stock having parity as to liquidation rights with the Series D Senior Preferred Stock.

“Person” means any natural person, partnership, corporation, limited liability company, trust, incorporated organization, unincorporated association, joint stock company or association or similar entity or any government, governmental agency or political subdivision.

“Redemption Limitation Event” means the failure of the Corporation to pay the applicable redemption price when due for some or all of the shares of Series D Senior Preferred Stock required to be redeemed pursuant to Section 7 by reason of a restriction contained in the DGCL and such Redemption Limitation Event shall be deemed to continue until such redemption price is paid in full in accordance with the terms of this Certificate of Designations.

“Securities Purchase Agreement” means the Securities Purchase Agreement by and between the Corporation, the original holders of shares of Series D Senior Preferred Stock and certain other persons pursuant to which the shares of Series D Senior Preferred Stock were issued.

“Senior Liquidation Stock” means any class or series of capital stock of the Corporation ranking senior as to liquidation rights to the Series D Senior Preferred Stock.

“Series C Convertible Preferred Stock” means the Series C Convertible Preferred Stock, $.001 par value, of the Corporation.

“Series D Senior Preferred Stock” means the Series D Senior Preferred Stock, $.001 par value, of the Corporation.

“Subsidiary” means any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Corporation.

Section 2. Designation and Amount. The shares of such series shall be designated as “Series D Senior Preferred Stock”, and the number of shares constituting the Series D Senior Preferred Stock shall be 2,735, and shall not be subject to increase except with the consent of the Majority Holders. The Corporation shall not issue any shares of Series D Senior Preferred Stock other than pursuant to the Securities Purchase Agreement.

Section 3. Rank. Subject to Section 5(b), all Series D Senior Preferred Stock shall rank (i) senior to the Common Stock and Series C Convertible Preferred Stock, now or hereafter issued, as to the distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary and (ii) senior to any additional class of preferred stock (or series of preferred stock of such class) which the Board of Directors or the stockholders may from time to time authorize.

Section 4. Dividends and Distributions. The Holders of shares of Series D Senior Preferred Stock shall not be entitled to receive payment of dividends on shares thereof regardless of whether the Corporation shall declare, set aside or pay any dividends or other distributions on its Common Stock or Series C Convertible Preferred Stock or any other class or series of preferred stock which the Board of Directors or the stockholders may from time to time authorize.

Section 5.(a) Voting Rights; Certain Restrictions. Except as otherwise provided by law or expressly provided herein, shares of Series D Senior Preferred Stock shall not be entitled to vote on any matter.

(b) Articles of Incorporation; Certain Stock. The affirmative vote or consent of the Majority Holders, voting separately as a class, will be required for (1) any amendment, alteration, or repeal, whether by merger or consolidation or otherwise, of the Corporation’s Articles of Incorporation if the amendment, alteration, or repeal materially and adversely affects the powers, preferences, or special rights of the Series D Senior Preferred Stock, or (2) the creation and issuance of any Senior Liquidation Stock or Parity Liquidation Stock.

(c) Repurchases of Series D Senior Preferred Stock. The Corporation shall not repurchase or otherwise acquire any shares of Series D Senior Preferred Stock (other than pursuant to Section 7) unless the Corporation offers to repurchase or otherwise acquire simultaneously a pro rata portion of each Holder’s shares of Series D Senior Preferred Stock for cash at the same price per share.

Section 6. Liquidation Preference. In the event of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of Series D Senior Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, an amount per share of Series D Senior Preferred Stock equal to the Liquidation Preference, and no more, before any payment shall be made or any assets distributed to the holders of Junior Liquidation Stock; provided, however, that such rights shall accrue to the holders of Series D Senior Preferred Stock only in the event that the Corporation’s payments with respect to the liquidation preference of the holders of Senior Liquidation Stock, if any, are fully met. After the liquidation preferences of Senior Liquidation Stock are fully met, the entire assets of the Corporation available for distribution shall be distributed ratably among the Holders of the Series D Senior Preferred Stock and any Parity Liquidation Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation price of the shares of the Series D Senior Preferred Stock and the Parity Liquidation Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation’s assets for cash, securities, or other property in and of itself will be considered a liquidation, dissolution or winding up of the Corporation.

Section 7. Redemption at Option of Holders.

(a) Redemption Right. If an Optional Redemption Event occurs, then, in addition to any other right or remedy of any holder of shares of Series D Senior Preferred Stock, each holder of shares of Series D Senior Preferred Stock shall have the right, at such holder’s option, to require the Corporation to redeem all of such holder’s shares of Series D Senior Preferred Stock, or any portion thereof, on the date that is five Business Days after the date such holder gives the Corporation written notice with respect to such Optional Redemption Event at a price equal to the aggregate Liquidation Preference of the shares being redeemed (the “Optional Redemption Price”).

(b) Notices; Method of Exercising Optional Redemption Rights, Etc. (1) On or before the fifth Business Day after the occurrence of an Optional Redemption Event, the Corporation shall give to each Holder written notice of the occurrence of such Optional Redemption Event and of the redemption right set forth herein arising as a result thereof. The notice shall set forth:

(i) the date by which the optional redemption right must be exercised, and

(ii) a description of the procedure (set forth below) which each such Holder must follow to exercise such Holder’s optional redemption right.

No failure of the Corporation to give such notice or defect therein shall limit the right of any Holder of shares of Series D Senior Preferred Stock to exercise the optional redemption right or affect the validity of the proceedings for the redemption of such Holder’s shares of Series D Senior Preferred Stock.

(2) To exercise its optional redemption right, a Holder shall deliver to the Corporation on or before the 30th day after the notice required by Section 7(b)(1) is given to such Holder (or if no such notice has been given by the Corporation to such Holder, within 45 days after such Holder first learns of such Optional Redemption Event) written notice to the Corporation of its election to exercise its redemption rights setting forth the number of shares it so elects to have redeemed by the Corporation. At the Corporation’s option, such notice may be revoked by such Holder by giving notice of such revocation to the Corporation at any time prior to the time the Corporation pays the Optional Redemption Price to such Holder.

(3) If a Holder shall have given a redemption notice, on the date which is five Business Days after the date such notice is given (or such later date as such Holder surrenders such Holder’s certificates for the shares of Series D Senior Preferred Stock to be redeemed), the Corporation shall make payment ‘in immediately available funds of the applicable Optional Redemption Price.

(c) Other. (1) In connection with a redemption pursuant to this Section 7 of less than all of the shares of Series D Senior Preferred Stock evidenced by a particular certificate, promptly, but in no event later than three Business Days after surrender of such certificate to the Corporation, the Corporation shall issue and deliver to such Holder a replacement certificate for the shares of Series D Senior Preferred Stock evidenced by such certificate which have not been redeemed.

(2) A notice of election to redeem given by a holder of shares of Series D Senior Preferred Stock shall be deemed for all purposes to be in proper form unless the Corporation notifies such holder in writing within three Business Days alter such notice has been given (which notice shall specify all defects in such notice), and any notice containing any such defect shall nonetheless be effective on the date given if such Holder promptly undertakes to correct all such defects. No such claim of error shall limit or delay performance of the Corporation’s obligation to redeem all shares of Series D Senior Preferred Stock not in dispute whether or not such Holder makes such undertaking.

(3) Notwithstanding any other provision of this Certificate of Designations or applicable law to the contrary, in case a Holder gives a notice of its election to redeem shares of Series D Senior Preferred Stock to the Corporation pursuant to this Section, and on the date the Holder gives such notice, or at any time thereafter to and including the applicable redemption date, the Corporation shall be restricted in redeeming shares of Series D Senior Preferred Stock by reason of a Redemption Limitation Event (the “Limitation Shares”), then the redemption date for all Limitation Shares so subject to redemption by the Corporation shall be extended to the date that is fifteen days after the date on which the Corporation is no longer restricted from redeeming shares of Series D Senior Preferred Stock by reason of a restriction contained in the DGCL. The Corporation shall give the Holder written notice as promptly as practical but not later than 3 Business Days after the date the Redemption Limitation Event is no longer occurring.

Section 8. Miscellaneous.

(a) Notices. Any notices required or permitted to be given wider the terms of this Certificate of Designations shall be in writing and shall be delivered personally (which shall include telephone line facsimile transmission) or by courier and shall be deemed given upon receipt, if delivered personally or by courier (a) in the case of the Corporation, addressed to the Corporation at 3000 West Warner Avenue, Santa Ma, CA 92704, Attention: Chief Executive Officer (telephone line facsimile transmission number (714) 437-0336, or (b) in the case of any holder of shares of Series D Senior Preferred Stock, at such holder’s address or telephone line facsimile transmission number shown on the stock books maintained by the Corporation with respect to the Series D Senior Preferred Stock or such other address as the Corporation shall have provided by notice to the holders of shares of Series D Senior Preferred Stock in accordance with this Section or any holder of shares of Series D Senior Preferred Stock shall have provided to the Corporation in accordance with this Section.

(b) Replacement of Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the ownership of and the loss, theft, destruction or mutilation of any certificate for shares of Series D Senior Preferred Stock and (1) in the case of loss, theft or destruction, of indemnity from the record holder of the certificate for such shares of Series D Senior Preferred Stock reasonably satisfactory in form to the Corporation (and without the requirement to post any bond or other security if such holder has and agrees to maintain reasonably sufficient assets to support the indemnity) or (2) in the case of mutilation, upon surrender and cancellation of the certificate for such shares of Series D Senior Preferred Stock, the Corporation will execute and deliver to such holder a new certificate for such shares of Series D Senior Preferred Stock without charge to such holder.

[Signature Page Follows]

IN WITNESS WHEREOF, DS Holdings, Inc. has caused this Certificate of Designations to be signed by Daniel B. Guinn, its President and Adrian Hex, its Secretary, as of the 8th day of September, 2006.

DS HOLDINGS, INC.

By:	/s/ Daniel B. Guinn
Name:	Daniel B. Guinn
Title:	President

By:	/s/Adrian Hex
Name:	Adrian Hex
Title:	Secretary

DS HOLDINGS, INC.

AMENDMENT OF CERTIFICATE OF INCORPORATION

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

DS Holdings, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

1. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 18, 2001, under the name DS Holdings, Inc. In accordance with the provisions of Section 151(g) of the DGCL, certificates amending the Certificate of Incorporation of the Corporation and setting forth the rights, preferences, privileges and restrictions of the Preferred Stock of the Corporation were filed on June 27, 2001 (with respect to the Series A Convertible Preferred Stock of the Corporation), June 27, 2001 (with respect to the Series B Convertible Preferred Stock of the Corporation), September 8, 2006 (with respect to the Series C Convertible Preferred Stock of the Corporation) and September 8, 2006 (with respect to the Series D Senior Preferred Stock of the Corporation).

2. Pursuant to the unanimous written consent of the board of directors of the Corporation given in accordance with the provisions of Section 141 of the DCCL, the directors of the Corporation adopted resolutions approving and declaring advisable the following amendments to the Certificate of Incorporation (the “Amendments”) and called for a special meeting of the stockholders entitled to vote with respect to the Amendments for the consideration of the Amendments.

3. Pursuant to written consents of the stockholders of the Corporation given in accordance with the provisions of Section 228 of the DGCL, the Amendments were authorized and approved by stockholders of the Corporation holding the necessary number of shares as required by the DGCL.

4. The Amendments were duly adopted in accordance with the provisions of Section 242 of the DGCL. The resolutions setting forth the Amendments are as follows:

RESOLVED, that the Certificate of Designations of Series C Convertible Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on September 8, 2006 (the “Series C certificate”), be amended as follows:

(a) Insert the following definitions immediately after the definition of “Person” in Section 1 of the Series C Certificate:

“PNT” means POC Network Technologies, Inc., a Delaware corporation.

“PNT Series A Convertible Preferred Stock” means the Series A Convertible Preferred Stock, $.001 par value, of PNT as authorized on the date hereof.

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:33 AM 06/13/2011
ed 09:33 AM 06/13/2011
0714034- 3403537 FILE

(b) Insert the following definition immediately after the definition of “Series D Senior Preferred Stock” in Section 1 of the Series C Certificate:

“Spin-Off Transaction” means the transaction pursuant to which the Corporation and its subsidiaries engaged in a spin-off of certain of assets by (1) contributing such assets to PNT in exchange for all of the capital stock of PNT, including all of the PNT Series A Convertible Preferred Stock, and (2) distributing the capital stock of PNT to the stockholders of the Corporation, including the distribution of PNT Series A Convertible Preferred Stock to the holders of Series C Convertible Preferred Stock on a one-to-one basis.

(c) Insert the following immediately after Section 9 of the Series C Certificate as new Section 10 of the Series C Certificate:

Section 10. Linked PNT Series A Convertible Preferred Stock.

(a) Generally. Each share of Series C Convertible Preferred Stock owned by a Holder immediately after the. Spin-Off Transaction shall be linked to one share of PNT Series A Convertible Preferred Stock owned by such Holder at that time for purposes of this Section 10.

(b) Reduction in Liquidation Preference of Linked Share. In the event the liquidation preference of a share of PNT Series A Convertible Preferred Stock is paid, in whole or in part, the Liquidation Preference for the share of Series C Convertible Preferred Stock that is linked to such share of PNT Series A Convertible Preferred Stock shall be reduced on a dollar-for-dollar basis (but not below $0) effective concurrently with the payment of the liquidation preference of the share of PNT Series A Convertible Preferred Stock solely for purposes of Section 7. A reduction in the Liquidation Preference of a share of Series C Convertible Preferred Stock for purposes of Section 7 pursuant to this Section 10(b) shall not reduce the amount of the Liquidation Preference of such share of Series C Convertible Preferred Stock for purposes of the conversion calculation in Section 6(a). Accordingly, such a reduction shall not affect the right to convert such share of Series C Convertible Preferred Stock into Common Stock under Section 6 or the number of shares of Common Stock issuable on conversion or affect the rights of such share of Series C Convertible Preferred Stock under Sections 4 or 5.

(c) Conversion of Linked Share. The conversion of a share of PNT Series A Convertible Preferred Stock into common stock of PNT pursuant to the terms of the PNT Series A Convertible Preferred Stock shall not reduce the amount of the Liquidation Preference for the share of Series C Convertible Preferred Stock that is linked to such share of PNT Series A Convertible Preferred Stock or affect the right to convert such share of Series C Convertible Preferred Stock into Common Stock under Section 6 or the number of shares of Common Stock issuable on conversion.

RESOLVED, that the Certificate of Designations of Series D Senior Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on September 8, 2006 (the “Series D Certificate”), be amended as follows:

(a) Insert the following definitions immediately after the definition of “Person” in Section 1 of the Series D Certificate:

“PNT” means POC Network Technologies, Inc., a Delaware corporation.

“PNT Series B Senior Preferred Stock” means the Series B Senior Preferred Stock, $.001 par value, of PNT as authorized on the date hereof.

(b) Insert the following definition immediately after the definition of “Series D Senior Preferred Stock” in Section 1 of the Series D Certificate:

“Spin-Off Transaction” means the transaction pursuant to which the Corporation and its subsidiaries engaged in a spin-off of certain of assets by (1) contributing such assets to PNT in exchange for all of the capital stock of PNT, including all of the PNT Series B Senior Preferred Stock, and (2) distributing the capital stock of PNT to the stockholders of the Corporation, including the distribution of ?NT Series B Senior Preferred Stock to the holders of Series D Senior Preferred Stock on a one-to-one basis

(c) In Section 2 of the Series D Certificate, delete the number “2,735” and replace it with “2,690.”

(d) Delete Section 6 of the Series D Certificate in its entirety and replace it with the following:

Section 6. Liquidation Preference.

(a) Generally. In the event of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the Holders of Series D Senior Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, an amount per share of Series D Senior Preferred Stock equal to the Liquidation Preference, and no more, before any payment shall be made or any assets distributed to the holders of Junior Liquidation Stock; provided, however, that such rights shall accrue to the Holders of Series D Senior Preferred Stock only in the event that the Corporation’s payments with respect to the liquidation preference of the holders of Senior Liquidation Stock, if any, arc fully met. After the liquidation preferences of Senior Liquidation Stock are fully met, the entire assets of the Corporation available for distribution shall be distributed ratably among the Holders of the Series D Senior Preferred Stock and the holders of any Parity Liquidation Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation price of the shares of the Series D Senior Preferred Stock and the Parity Liquidation Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation, Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation’s assets for cash, securities, or other property in and of itself will be considered a liquidation, dissolution or winding up of the Corporation.

(b) Linked PNT Series B Senior Preferred Stock. Each share of Series ID Senior Preferred Stock owned by a Holder immediately after the Spin-Off Transaction shall be linked to one share of the PNT Series B Senior Preferred Stock owned by such Holder at that time for purposes of this Section 6(b). In the event the liquidation preference of a share of PNT Series B Senior Preferred Stock is paid, in whole or in part, the Liquidation Preference for the share of Series D Senior Preferred Stock that is linked to such share of PNT Series B Senior Preferred Stock shall be reduced on a dollar-for-dollar basis (but not below $0) effective concurrently with the payment of the liquidation preference of the share of PNT Series B Senior Preferred Stock. If the Liquidation Preference of a share of Series D Senior Preferred Stock is reduced to $0 pursuant to this Section 6(b), such share of Series D Senior Preferred Stock shall be treated as fully redeemed by the Corporation. If the Board determines that a share of Series D Senior Preferred Stock has been redeemed pursuant to this Section 6(b), the Corporation shall notify the Holder of the redemption and the Holder shall promptly surrender the certificate for the share of Series D Senior Preferred Stock.

*    *    *

IN WITNESS WHEREOF, DS Holdings, Inc. has caused this Amendment of Certificate of Incorporation to be signed by Guy Bryant, its Chief Executive Officer, and Brian W. Anderson, its Secretary, as of the 30th day of April, 2008.

DS HOLDINGS, INC.

By:	/s/ Guy Bryant
Name:	Guy Bryant
Title:	Chief Executive Officer

By:
Name:	Brian W. Anderson
Title:	Secretary

IN WITNESS WHEREOF, DS Holdings, Inc. has caused this Amendment of Certificate of Incorporation to be signed by Guy Bryant, its Chief Executive Officer, and Brian W. Anderson, its Secretary, as of the 30th day of April, 2008.

DS HOLDINGS, INC.

By:
Name:	Guy Bryant
Title:	Chief Executive Officer

By:	/s/ Brian W. Anderson
Name:	Brian W. Anderson
Title:	Secretary